Exhibit 99.3

TPG Pace Beneficial Finance – Transaction Announcement

December 10, 2020

Call Participants:

Karl Peterson

TPG Pace Group (“TPG Pace), Managing Partner

TPG Pace Beneficial Finance Corp. (“TPGY”), Non-Executive Chairman

Michael MacDougall

TPG Pace Beneficial Finance Corp., President

Kristof Vereenooghe

EVBox Group (“EVBox”), CEO

Eric Hackel

Deutsche Bank, Managing Director

Presentation:

Eric Hackel:

Good evening everyone – this is Eric Hackel from Deutsche Bank. We are very excited to announce the de-SPAC transaction between TPG Beneficial Finance and EVBox Group. Thank you for joining our announcement call and for more detailed materials on the transaction, please visit the TPG beneficial finance website or its SEC filings. Before we begin, I would like to remind everyone that our remarks contain forward-looking statements and we refer you to slides 2 and 3 of the accompanying investor presentation for a detailed discussion of these forward-looking statements and associated risks. With that, I would like to introduce today’s speakers: Karl Peterson and Michael MacDougall of TPG Beneficial Finance as well as Kristof Vereenooghe, the CEO of EVBox Group. I will now turn our conference over to Karl Peterson, the Chairman of TPG Beneficial Finance. Karl, you may begin

Karl Peterson:

Thank you, Eric. I am thrilled to announce that yesterday we signed a definitive agreement to combine TPG Pace Beneficial Finance with EVBox Group, a leading global provider of smart charging solutions for electric vehicles with Europe’s largest installed base of charging solutions and the most advanced cloud-based software offering.

As you may know, we started our SPAC platform, TPG Pace, more than five years ago to sponsor the public listings of exciting companies where we can help accelerate their growth. TPG Pace Beneficial Finance’s merger with EVBox will be our fourth successful De-SPAC transaction and combines our experience in helping high-growth private companies succeed in the public market with TPG’s leadership in impact investing and backing innovative disruptive companies. TPG Pace Beneficial Finance has been trading on the New York Stock Exchange under the “TPGY” symbol since our IPO in early-October of this year where we raised $350 million dollars plus another $100 million dollars from Forward Purchase Agreements. The goal of TPGY was to merger with a high-growth company with strong ESG principles, and EVBox fits what we were looking for to a T.

As you will hear, EVBox is an outstanding fit with the investment criteria we established, as it is clearly a well-positioned, high impact company where we believe we can help further accelerate growth. I will hand this off to my partner Michael who has helped me lead the TPG Pace business for the last four years and serves as president of TPGY.

Michael MacDougall:

Thanks Karl. Good morning. We appreciate everyone dialing into this call to learn more about this exciting opportunity. We are extremely excited about this transaction, and we would like to spend some time talking about the bright outlook for EVBox.

EVBox Group, based in the Netherlands, is the leading pan-European provider of hardware and software solutions for Electric Vehicle charging. We have closely followed the evolution of the EV space the last several years and think that this is one of the most attractive pure-play investment opportunities in this sector. As a firm, through one of our private equity funds, TPG first had the opportunity to meet Kristof and EVBox earlier this year as part of a private placement process the company was pursuing. Once we completed our TPGY IPO earlier this year, EVBox and Engie were some of our first calls.

We have spent the past two months getting to know Kristof and the EVBox team better, including a significant amount of on-site diligence in Amsterdam, learning more about the evolution of the EV charging market in Europe and EVBox’s leadership role in it. We became very excited about the company’s best in class hardware with high attachment rates for its market-leading enterprise software offering, and recurring revenue model. We believe we have the opportunity to help accelerate EVBox’s growth in Europe and to help EVBox penetrate the North American market. At TPG we have a long history of investing in disruptive companies at inflection points, and with the benefits of some pattern recognition we believe that EVBox fits that mold exactly.

We don’t think it is much of an exaggeration to say that electric vehicles and the decarbonization of the economy represent the next industrial revolution. EV ownership is set to expand rapidly over the next decade, and with it will come a paradigm shift in how drivers interact with their cars. EV drivers want the ability to charge everywhere they go and charging infrastructure will have to keep up. While the infrastructure to support gas- and diesel-powered vehicles was built slowly over the past century, we expect EV charging infrastructure to be built out much more rapidly.

With more than 190,000 charge ports shipped to date, EVBox is the leading platform for charging solutions in Europe and we believe the best positioned platform in EV charging globally, powered by its market leading Everon software platform and portfolio of advanced EV charging hardware. The European EV charging market is highly complex, and significantly more advanced than the North American market. The lessons that EVBox learned over the past decade in Europe are invaluable, and we expect they will enable EVBox to penetrate and succeed in the rapidly growing North American market.

TPG Pace will be partnering with Engie and EVBox to accomplish the following:

•

List EVBox as an independent company on the NYSE with an estimated initial equity market cap of ~$1.4 billion USD at $10 per share assuming no redemptions, which we believe represents an attractive opportunity for investors given the rapid growth trajectory of this business

•	Fully fund the EVBox balance sheet with more than $425 million USD of cash, which is substantially more than is needed to reach expected EBITDA breakeven in 2023

•	Accelerate EVBox’s growth within Europe and into North America

•	Validate EVBox’s clear impact potential on the environment by helping to accelerate the adoption and utilization of EVs

With that introduction, I am pleased to introduce Kristof, the CEO of EVBox. On behalf of my partners at TPG Pace, I can proudly say that Kristof is exactly the type of purpose driven entrepreneur that we set out to find.

Kristof Vereenooghe:

Good morning, thank you Michael, this is Kristof Vereenooghe, President and CEO of EVBox Group. We are very excited and empowered by this amazing opportunity, which will help us on our mission to create a sustainable future of transportation that’s better for everyone. Our journey started in 2010 in the Netherlands, what I like to call the Silicon Valley of EV charging, where open standards, interoperability, and roaming were created with our contribution and leadership. Since then, we’ve seen strong growth— shipping more than 190,000 charging points across more than 70 countries to date—helping our customers and partners succeed in the energy transition.

When I joined EVBox nearly six years ago, I believed in that famous article, “software will eat the world” and I wanted EVBox to be one of those software leaders. So in addition to the best suite of charging hardware, we have built the most advanced software to intelligently operate those chargers and offer cloud based software solutions to handle more advanced operations that are now coming into play, such as energy and grid management, capacity utilization, dynamic pricing, and complex payment and billing across 70 countries. This differentiation will become more important over time as the charging industry hits its hyper-growth phase and allows our platform to shape the industry.

EVBox Group is focused on solving the unique demands of customers, businesses and drivers in the dynamic EV industry, and drives the innovations that anticipate future market needs. Today, EVBox Group has two brands: EVBox, a best in class AC and DC hardware provider, differentiated by our sophisticated embedded software and Everon, our cloud-native, enterprise software platform. From the beginning, technology is at the core of our company have always been an active promoter of interoperability and open standards—always prioritizing the needs of our customers first.

We’ve made it our mission to empower forward-thinking businesses and drivers to adopt electric mobility, by providing integrated, flexible, and scalable electric vehicle charging solutions. This is why we are the market leader in Europe, across multiple segments, such as AC and DC public charging.

EVBox Group has three main revenue streams, which together create an integrated offering. First of all, a full range of hardware products both AC/Level 2 and DC/Level 3. Second, the best in class Everon charging management platform, and third, complementary support and services.

These charging solutions enable us to offer compelling and differentiating offerings to a wide range of businesses. Starting from the home market, we offer residential charging stations to private homes and condominiums allowing drivers to charge efficiently and tenants to settle their bills. For large customers, such as leading automakers, we offer white-labeled residential charging solutions for mass-market adoption. We offer integrated EVBox branded charging solutions for commercial customers to serve their guests in segments such as workplace, hospitality, and retail. Lastly, we provide custom built charging solutions to large businesses such as Utilities, Fleets, Fuel Retailers, with customer-branded charging stations, white-labeled charging software and applications, extensive billing capabilities and integration with customers’ systems via APIs.

Our solution portfolio is scalable and built upon a recurring revenue model. Imagine a hotel, starts by adding a single charging station— for example, one of our most popular products: a Business Line AC Level 2 charger with two charge ports and an approximate sales price of 1800€, as a one-time investment. In addition to the charging station, the hotel buys a recurring software subscription, and assurance services—which today, account to approximately 300€ per year. Over the period of 7 years, the recurring revenues represent more than half of the total customer lifetime revenue of a single charging station sale. Over time we expect this same hotel to install additional chargers, which will also come with additional recurring software subscription and services revenue.

EV charging starts with some magic behind the scenes, otherwise known as software. Our chargers incorporate sophisticated embedded software that we have developed over the past decade. This experience gained from this decade of continuous development is what we consider to be our greatest asset and we believe gives us a significant leg up on the rest of the industry. Our 5th generation embedded software platform is coming to market in 2021 and is built to support future features and business models such as the Plug & Charge Standard, which allows for direct communication between the charger and car, vehicle-to-grid and cloud-enabled services—connecting with home automation, energy management, battery storage, and solar panels.

Everon is our cloud-native, open architecture software platform, developed as a multi-tenant solution on microserver technology. Our platform empowers our customers to fully manage their business and adapt as EV adoption accelerates and the market evolves. The platform, which can handle hundreds of millions, even billions of transactions, comes off the shelf in 21 languages, has extensive customizable billing and payment features that give customers the ability to build their own value propositions. Customers can fully white-label the platform to their own look & feel, not just on the platform itself, but the mobile app, the invoicing, the communication—to ensure a seamless experience to their end users. And finally, it has an API-first principle, fully compliant with open standards and protocols and able to integrate with complementary customers’ backends such as parking, fleets, energy solutions. Today the platform has a 90% attachment rate on hardware sales where there is a software opportunity.

We’ve seen a tremendous network effect arise from our business model. Sales of our leading charging stations accelerate the flywheel by bringing more drivers and business to our platform which increases customer adoption and charging velocity. We enable our customers, station owners, access to roughly 2 million drivers across Europe as well as manage mobility services for approximately 150 thousand drivers allowing them to charge publicly through our roaming platform. The more drivers and businesses, the more transactions, the more demand exists and more network effects we realize.

We have a diversified and loyal customer base, with a healthy split of revenue across all customer segments. In the normal course of operations, no one segments overly influences our business, with most customers segments contributing between 10 and 20% of our revenue stream.

We’ve made it our mission to empower forward-thinking businesses and drivers to adopt electric mobility and have set the foundation for mass-market growth. Being a trusted R&D partner to the top Automotive brands, we have insights into when new electric vehicle models will come to market and which technology specifications they need—this gives us a tremendous competitive advantage in building smart AC and DC charging stations as well as ensuring that our platform has the latest features to support the rollout of mass-market EVs. We have a streamlined manufacturing strategy, partnering with global Tier-1 contract manufacturers to produce our AC charging stations in an asset-light way and have our own in-house manufacturing facilities to assemble the more-complex, high-value DC charging stations. We have almost 700 employees across the globe, with close to 40% working in R&D. Innovation is at the core of our company; with the 5th generation of embedded software coming to market in 2021 as well as Everon, our 2nd generation cloud-native enterprise software platform launched in the market and evolving rapidly. The complexity of the European market has been largely overcome as we have our products certified for all European countries and our major AC and DC products have been UL-certified for the US market, setting the groundwork for growth in 2021 and beyond.

We have been able to effectively navigate and lead the complex European ecosystem and have built an organization capable of making life simple for its many stakeholders, ensuring a seamless experience for drivers and site owners. For example, in Europe, the corporate leasing market where company employees are provided a company car for business and personal use, accounts for approximately half of all new car sales. Employees need to be reimbursed for all of their charging expenses, both for home charging and public charging. We facilitate reimbursement and provide automatic invoicing for leasing companies and employers across all European counties.

Europe is also a considerably more complex market compared to the US. We have more languages, more charging operators, more currencies, and more roaming platforms to handle than the US. On top of that, there are specific hardware and software product requirements across different countries such as a Shutter in France, a precise calibration standard in Germany, OLEV certification in the UK, as well as having the software platform capable of handling all these specifications. EVBox has a first mover advantage here, having contributed to open standards, roaming, and advanced smart charging. We believe our decade of experience has given us a significant head-start on the rest of the industry and our significant ongoing development effort will help us maintain and expand our lead.

As we continue to grow our leading position in Europe, we want to expand our reach in North America, and have the foundation and partners to accelerate our market presence. We have recently received UL certification for our newest AC and DC products for the North American market and have seen strong demand from customers to bring open architecture, API first, scalable and hardware agnostic solutions to market. Today, our Illinois manufacturing facility is ready for assembly and shipment, and we have a dedicated sales and marketing team to tap into key segments.

The momentum is here. The top 29 automotive OEMs plan to invest more than $300 billion over the next 10 years to advance EV production. On top of this, billions more will be invested in charging infrastructure—and we are at the forefront of these exciting developments. As the industry takes off, so will we.

We’re doing all of this for our planet, its people, and future generations. We intend to place at least two million charging points across the planet over the next five years—preventing more than 19 million metric tons of transport-related CO2 from being released into the atmosphere. In the meantime, we’ll continue to evolve our eco-focused product design, source materials in a sustainable way, and create workplaces that are diverse and inclusive.

We couldn’t achieve any of this without our passionate and committed team striving to create a more sustainable world. I am excited about the future, and I will turn it back to Michael.

Michael MacDougall:

Thank you, Kristof. We couldn’t be more excited about this transaction and the path EVBox has in front of it. With its industry-leading EV charging platform made up of best in class hardware and software solutions EVBox is perfectly positioned to enable and take advantage of the electric vehicle transition.

Europe is currently the epicenter for this EV transition. EU and country level political and regulatory mandates provide strong support for growth. To meet the EU’s stated goal of reducing carbon emissions by 40% by 2030 annual EV sales will need to grow almost twenty-fold, and auto OEMs will face stiff monetary penalties if they are unable to comply with these mandates. As such, the largest European auto OEMs have publicly committed to systematically moving effectively all vehicle production to EVs and are investing hundreds of billions of dollars to do so. In addition, large corporations are actively attempting to reduce their own carbon footprint and encouraging their employees to switch to EVs is a major part of their plan to reduce emissions. In Europe where roughly half of all new-car sales are corporate lease-cars that companies provide to employees, employers have a unique ability to rapidly accelerate EV adoption.

We view 2022 as an inflection year, with an increasing number of mass-market electric vehicle models coming to market, and hopefully with COVID largely behind us. Bloomberg research, which we believe is conservative, forecasts that cumulative EV sales in the US and Europe will grow more than 13x between now and 2030. We expect EV charging demand will grow even faster than EV sales as the overall density of EV charging infrastructure grows, EV driver behavior shifts more toward public and destination charging and public infrastructure initiatives in both Europe and North America are rolled out. EVBox is poised to grow even faster than the EV charging market as it penetrates North America and increases share across Europe.

The potential market here is massive, and EVBox’s open-architecture platform enables EVBox to serve the largest possible addressable market. Software will be a key differentiating factor, and the Everon platform enables EVBox the opportunity to build a large base of recurring software subscription and transaction processing revenue.

We anticipate tremendous growth from EVBox. While even the highest growth companies eventually decelerate, given how early we are in the EV adoption cycle, as we look toward the back half of this decade and beyond we still expect EVBox to exhibit robust growth. As the Everon platform expands, software subscription and transaction processing revenues make up a greater portion of our revenue over time, we expect gross margins to expand into the mid 40% range and with the benefits of our asset-light model, should be able to generate significant operating leverage resulting in EBITDA margins in the mid-20s.

I would like to end today’s call by reiterating the TPG Pace team’s excitement for this transaction. We believe EVBox will help change the world for the better, and we couldn’t be happier helping support this tremendous company. With that, we would like to thank everyone for joining our call today. We appreciate the interest in EVBox, and that wraps up our call. Thank you.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed business combination, Edison Holdco B.V. (“Holdco”), an affiliate of TPG Pace, will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which will include a prospectus of Holdco and a proxy statement of TPG Pace. Holdco and TPG Pace also plan to file other documents with the SEC regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to the shareholders of TPG Pace. INVESTORS AND SHAREHOLDERS OF TPG PACE ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about Holdco and TPG Pace once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

Holdco, TPG Pace, ENGIE and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TPG Pace in connection with the proposed transaction. Information about the directors and executive officers of TPG Pace is set forth in TPG Pace’s initial public offering prospectus, which was filed with the SEC on October 8, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed merger of TPG Pace into New TPG Pace Beneficial Finance Corp. and the proposed acquisition of the common shares of EV Charged B.V. (“EVBox Group”) by Holdco, Holdco’s and TPG Pace’s ability to consummate the transaction, the benefits of the transaction and Holdco’s future financial performance following the transaction, as well as Holdco’s and TPG Pace’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Holdco and TPG Pace disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Holdco and TPG Pace caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Holdco and TPG Pace. These risks include, but are not limited to, (1) the inability to complete the transactions contemplated by the proposed business combination; (2) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably; (3) risks related to the rollout of EVBox Group’s business and expansion strategy; (4) consumer failure to accept and adopt electric vehicles; (5) overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated; (6) the possibility that EVBox Group’s technology and products could have undetected defects or errors; (7) the effects of competition on EVBox Group’s future business; (8) the inability to successfully retain or recruit officers, key employees, or directors following the proposed business combination; (9) effects on TPG Pace’s public securities’ liquidity and trading; (10) the market’s reaction to the proposed business combination; (11) the lack of a market for TPG Pace’s securities; (12) TPG Pace’s and EVBox Group’s financial performance following the proposed business combination; (13) costs related to the proposed business combination; (14) changes in applicable laws or regulations; (15) the possibility that the novel coronavirus (“COVID-19”) may hinder TPG Pace’s ability to consummate the business combination; (16) the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of TPG Pace, Holdco or EVBox Group; (17) the possibility that TPG Pace or EVBox Group may be adversely affected by other economic, business, and/or competitive factors; and (18) other risks and uncertainties indicated from time to time in documents filed or to be filed with the SEC by TPG Pace. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Holdco’s and TPG Pace’s expectations and projections can be found in TPG Pace’s initial public offering prospectus, which was filed with the SEC on October 8, 2020. In addition, TPG Pace’s periodic reports and other SEC filings are available publicly on the SEC’s website at www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE BUSINESS COMBINATION AND WHERE TO FIND IT

In connection with the proposed business combination, Holdco will file a registration statement on Form F-4 and the related proxy statement/prospectus with the SEC. Additionally, Holdco and TPG Pace will file other relevant materials with the SEC in connection with the proposed merger of TPG Pace into New TPG Pace Beneficial Finance Corp. and the proposed acquisition from ENGIE of the common shares of EVBox Group by Holdco. The materials to be filed by Holdco and TPG Pace with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and security holders of TPG Pace are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination.

Holdco, TPG Pace, ENGIE and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of TPG Pace’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of TPG Pace’s executive officers and directors in the solicitation by reading TPG Pace’s initial public offering prospectus, which was filed with the SEC on October 8, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Other information concerning the interests of participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.